Exhibit 3.43

State of Delaware Secretary of State Division of Corporations Delivered 06:09 PM 12/11/2013 FILED 05:57 PM 12/11/2013 SRV 131413079 – 3997141 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

INERGY STORAGE, INC.

Inergy Storage, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, hereby for the purpose of amending the Certificate of Incorporation makes, acknowledges and files the following:

The following Articles of the Certificate of Incorporation are hereby amended by deleting in its entirety and inserting the following in lieu thereof:

FIRST. The name of the Corporation is:

Crestwood Storage Inc.

SECOND. The address of its registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, Inergy Storage, Inc. has caused this Certificate to be executed by it duly Authorized Officer on this 11th day of December, 2013.

INERGY STORAGE, INC.

By:	/s/ Michael K. Post
Michael K. Post, Authorized Officer